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                                                                    Exhibit 3.35



                         CERTIFICATE OF INCORPORATION

                                      OF

                    YOUNG BROADCASTING OF STOUX FALLS, INC.

FIRST:  The name of the corporation is Young Broadcasting of Sioux Falls, Inc.

SECOND: The address of its registered office in the State of Delaware and the name of the registered agent at such address is National Corporate Research, Ltd., 9 East Loockerman Street, Dover, DE 19901, City of Dover, County of Kent.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares the corporation shall have authority to issue is three thousand shares (3000) of common stock, each with a par value of $.01.

FIFTH:  The corporation shall have perpetual existence.

SIXTH: The name and mailing address of the Sole Incorporator is Fran Wagner, National Corporate Research, Ltd., 225 West 34th Street, New York, New York 10122-0032.

SEVENTH: No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder's, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

I, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware this 25th day of March, 1996.


                                                  /s/ Fran Wagner
                                                  ------------------------------
                                                  Fran Wagner, Sole Incorporator